Exhibit 99.1

GOLDFIELD ANNOUNCES THIRD QUARTER RESULTS

MELBOURNE, Florida, November 8, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums on Florida’s east coast, today announced results for the three and nine months ended September 30, 2007.

Revenues for the nine months ended September 30, 2007 were $17.7 million and the Company had an operating loss of $3.0 million, compared to revenues of $38.4 million and operating income of $4.6 million in the nine months ended September 30, 2006.

Revenues for the three months ended September 30, 2007 were $6.6 million and the Company had an operating loss of $1.0 million, compared to revenues of $12.1 million and operating income of $1.2 million in the three months ended September 30, 2006.

The decline in results during the 2007 periods reflects a slowdown in our electrical construction operations and the continuing weakness in the Florida condominium market. For the three and nine months ended September 30, 2007, the electrical construction segment had revenues of $6.5 million and $20.5 million, respectively, compared to $8.9 million and $30.6 million, respectively, in the comparable prior year periods, and operating income of $279,000 and $963,000, respectively, compared to $1.1 million and $4.9 million, respectively, in the comparable prior year periods. These decreases were primarily due to the slowdown noted above as well as unanticipated costs associated with customer initiated delays arising during the course of certain projects.

The real estate development segment had nominal revenues for the three months ended September 30, 2007, and negative revenues of $2.8 million for the nine months ended September 30, 2007, (resulting from the reversal of $7.2 million of previously recognized revenues) compared to revenues of $3.2 million and $7.8 million, respectively, in the comparable prior year periods, and operating losses of $635,000 and $1.8 million, respectively, compared to operating income of $819,000 and $1.8 million, respectively, in the comparable prior year periods. These decreases were due to the reversal of previously recognized revenues and income as a result of customer defaults on contracts to purchase condominium units, as well as a re-valuation of our unsold condominium units.

Net loss for the nine months ended September 30, 2007 was $1.7 million or $0.07 per share, compared to net earnings of $3.0 million or $0.12 per share in the comparable prior year period. Net loss for the three months ended September 30, 2007 was $271,000 or $0.01 per share, compared to net earnings of $913,000 or $0.04 per share in the comparable prior year quarter.

John H. Sottile, Goldfield’s President and Chief Executive Officer commented, “Recent developments indicate that we are seeing a rebound in our electrical construction operations. As we previously announced, Southeast Power was recently selected to partner with a major utility in a multi-year project involving the upgrading of 46.2 miles of transmission line to support load growth in central Florida. Work has commenced on this project in the fourth quarter. In addition, three other construction projects on which work had been suspended are being resumed in the fourth quarter.”

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Mr. Sottile continued, “With respect to our real estate development operations, our recently commenced marketing efforts and price reductions at Pineapple House have met with early success. With the project completed and a number of the units already occupied, prospective purchasers can now see for themselves the project’s high quality. These new efforts have resulted in the sales of five additional condominium units in recent weeks, one of which has already been closed.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; adverse weather; our ability to estimate accurately with respect to fixed price construction contracts; heightened competition in the electrical construction field, including intensification of price competition, and the availability of skilled construction labor. Factors that may affect the results of our real estate development operations include, among others: interest rates; ability to obtain necessary permits from regulatory agencies; adverse legislation or regulations; ability to acquire land; our ability to maintain or increase historical revenues and profit margins; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; availability of labor and materials and material increases in labor and material costs; ability to obtain additional construction financing; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and the availability of insurance; the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by unit purchasers due to various factors including the increase in the cost of condominium insurance; adverse weather; natural disasters; changes in generally accepted accounting principles; the continued weakness in the Florida condominium market and general economic conditions, both nationally and in our region. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone:	(321) 724-1700
Email:	investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue
Electrical construction	$6,518,999	$8,903,823	$20,531,121	$30,582,150
Real estate development	41,042	3,244,927	(2,807,828)	7,794,414
Total revenue	6,560,041	12,148,750	17,723,293	38,376,564

Costs and expenses
Electrical construction	5,496,723	7,189,242	17,244,833	23,772,776
Real estate development	46,293	2,187,300	(1,729,933)	5,336,218
Selling, general and administrative	841,222	965,393	2,498,556	2,883,523
Depreciation	757,846	607,185	2,265,963	1,834,595
Write down of inventory	473,227	-	473,227	-
(Gain) loss on sale of assets	(6,927)	4,439	(17,220)	(24,884)
Total costs and expenses	7,608,384	10,953,559	20,735,426	33,802,228
Total operating income (loss)	(1,048,343)	1,195,191	(3,012,133)	4,574,336

Other income (expense), net
Interest income	53,779	90,525	166,664	142,210
Interest expense, net	(235,381)	(61,430)	(414,085)	(161,386)
Other	515,282	19,683	577,795	133,304
Total other income (expense), net	333,680	48,778	330,374	114,128

Income (loss) from operations
before income taxes	(714,663)	1,243,969	(2,681,759)	4,688,464

Income tax expense (benefit)	(456,444)	479,434	(955,027)	1,806,967

Income (loss) from continuing operations	(258,219)	764,535	(1,726,732)	2,881,497

Gain (loss) from discontinued
operations, net of tax	(12,661)	148,637	(12,661)	148,637
Net income (loss)	$(270,880)	$913,172	$(1,739,393)	$3,030,134

Earnings (loss) per share of common stock -
basic and diluted
Continuing operations	$(0.01)	$0.03	$(0.07)	$0.11
Discontinued operations	$-	$0.01	$-	$0.01
Net income (loss)	$(0.01)	$0.04	$(0.07)	$0.12

Weighted average number of common shares
outstanding – basic and diluted	25,451,354	25,572,159	25,451,354	25,572,181

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
ASSETS	2007	2006
Current assets
Cash and cash equivalents	$4,134,995	$6,801,600
Accounts receivable and accrued billings, net	4,317,650	4,908,511
Contracts receivable	-	10,623,909
Remediation insurance receivable	253,049	329,888
Current portion of notes receivable	43,675	41,453
Construction inventory	30,209	216,989
Real estate inventories	10,232,940	801,411
Costs and estimated earnings in excess of
billings on uncompleted contracts	3,298,477	2,358,738
Residential properties under construction	-	3,784,165
Prepaid expenses and other current assets	1,924,729	1,022,377
Total current assets	24,235,724	30,889,041

Property, buildings and equipment, at cost, net	10,425,164	9,465,378
Notes receivable, less current portion	363,821	407,409
Deferred charges and other assets	1,654,684	1,142,348
Total assets	$36,679,393	$41,904,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,973,529	$5,359,893
Billings in excess of costs and estimated
earnings on uncompleted contracts	-	24,444
Notes payable	7,208,453	8,663,768
Capital leases, due within one year	321,233	317,160
Current liabilities of discontinued operations	112,813	208,221
Total current liabilities	10,616,028	14,573,486

Deferred income taxes	412,165	861,400
Other accrued liabilities	25,654	20,821
Notes payable, less current portion	2,363,776	1,207,745
Capital leases, less current portion	655,415	894,976
Total liabilities	14,073,038	17,558,428
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	2,651,482	4,390,875
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	22,606,355	24,345,748
Total liabilities and stockholders' equity	$36,679,393	$41,904,176